Exhibit 2.2

December 15, 2006

International Paper Company
International Paper Plaza
400 Atlantic Street
Stanford, CT  06921
Attention:  C. Cato Ealy

Re:                                           Amendment to Section 9.1(vi) of the Purchase Agreement

Dear Mr. Ealy:

We refer to the Purchase Agreement, dated June 23, 2006 (the “Purchase Agreement”), by and between International Paper Company, Stone Arcade Acquisition Corporation and Kapstone Kraft Paper Corporation.  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

In accordance with Section 9.3 of the Purchase Agreement, this letter serves to acknowledge the agreement of the Parties to amend and restate the first clause of Section 9.1(vi) of the Purchase Agreement, and it is hereby amended and restated, to read as follows:

“(vi)                        by Parent or Seller, at any time after January 5, 2007, if the Closing has not then occurred;”

Except as expressly provided herein, all terms and conditions of the Purchase Agreement are hereby reaffirmed and shall remain in full force and effect.  It is agreed and understood by the Parties that, effective as of the date hereof, each reference to the Purchase Agreement shall be deemed a reference to the Purchase Agreement as it is modified and amended herein.

Sincerely,

Stone Arcade Acquisition Corporation

By:	/s/ Roger W. Stone
Name:	Roger W. Stone
Title:	Chairman and Chief Executive Officer

ACKNOWLEDGED AND AGREED
AS OF THE DATE FIRST WRITTEN ABOVE:

KapStone Kraft Paper Corporation

By:	/s/ Roger W. Stone
Name:	Roger W. Stone
Title:	Chairman and Chief Executive Officer

International Paper Company

By:	/s/ C. Cato Ealy
Name:	C. Cato Ealy
Title:	Senior Vice President